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                                                                     Exhibit (n)


                             Boston Advisors Trust

                    Multiple Class Expense Allocation Plan
                        Adopted Pursuant to Rule 18f-3


     WHEREAS, Boston Advisors Trust, a Massachusetts business trust (the "Trust"), engages in business as an open-end management investment company and is or will be registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust is authorized to (i) issue shares of beneficial interest ("Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) divide the Shares within each such series into two or more classes;

     WHEREAS, the Trust has established three portfolio series as of the date hereof, Advisors Money Market Fund, Advisors U.S. Government Money Market Fund and Advisors Tax Free Money Market Fund (such portfolios being referred to collectively herein as the "Initial Series" - such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Series" and collectively as the "Series"), and two classes thereof designated as "Class 1 Shares" and "Class 2 Shares"; and

     WHEREAS, the Trustees have determined to operate pursuant to Rule 18f-3 under the Act and pursuant to such Rule, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) (the "Qualified Trustees"), has determined in the exercise of their reasonable business judgment that this Plan is in the best interest of each class of the Initial Series individually and the Initial Series as a whole.

     NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

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     1.  Class Differences.  Each class of Shares of each Initial Series shall represent interests in the same portfolio of investments of the Initial Series and shall be identical in all respects, and except as otherwise set forth in this Plan, shall differ solely with respect to: (i) arrangements for distribution services as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of a class to vote on certain matters relating to the arrangement of that class, including, but not limited to, any Plan of Distribution adopted by the Trust with respect to such class; (iii) such differences relating to purchase minimums and eligible investors as may be set forth in the Prospectus and Statement of Additional Information of the Initial Series, as the same may be amended or supplemented from time to time; (iv) the differences in any exchange privileges or conversion features of the classes of Shares in effect from time to time; and (v) the designation of each class of shares.

     2. Differences in Distribution Services. Each class of Shares of the Initial Series shall have a different arrangement for distribution services, as follows:

          (a) Class 2 Shares. Class 2 Shares shall be sold without a sales charge and such Shares shall not be subject to a Rule 12b-1 fee.

          (b) Class 1 Shares. Class 1 Shares shall be sold without a sales charge, but shall be subject to a Rule 12b-1 fee of up to 0.25% annually of the average daily net asset value of the Initial Series.

     3. Allocation of Expenses. Expenses of the Series shall be allocated as follows:

          (a) Class Expenses. Expenses relating to different arrangements for distribution services shall be allocated to and paid by that class.

          (b) Other Allocations. All expenses of the Series not allocated to a particular class pursuant to Sections 2 and 3(a) of this Plan shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series. Notwithstanding the foregoing, the underwriter, adviser, or other provider of services to a Series may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act; provided, however, that the Board shall monitor the use of such waivers or reimbursements intended to differ by class.

     4. Allocation of Income. Income, realized gains and losses, unrealized appreciation and depreciation and Fundwide Expenses shall be allocated to each class of Shares of each Initial Series based on the Settled Shares Method, as such term is defined in Rule 18f-3 of the Act.

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     5.   Term and Termination.

          (a) Initial Series. This Plan shall become effective with respect to the Initial Series as of the date on which the Registration Statement on Form N-1A of the Series is effective under the Securities Act of 1933, as amended, and shall continue in effect with respect to each class of Shares of the Initial Series (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c) hereof.

          (b) Additional Series or Classes. This Plan shall become effective with respect to any class of the Initial Series other than Class 1 and Class 2 Shares and with respect to each additional Series or class thereof established by the Trust after the date hereof and made subject to this Plan, upon commencement of operations thereof or as otherwise determined, and shall continue in effect with respect to each such additional Series or class (subject to Section 4(c) hereof) until terminated in accordance with the provisions of
Section 4(c) hereof. An addendum hereto setting forth such specific and different terms of such additional series of classes shall be attached to this Plan.

          (c) Termination. This Plan may be terminated at any time with respect to the Trust or any Series or class thereof, as the case may be, by vote of a majority of both the Trustees of the Trust and the Qualified Trustees. The Plan may remain in effect with respect to a Series or class thereof even if it has been terminated in accordance with this Section 4(c) with respect to one or more other Series of the Trust.

     6. Amendments. Any material amendment to this Plan shall require the affirmative vote of a majority of both the Trustees of the Trust and the Qualified Trustees. Any non-material amendment of this Plan may be made by Boston Advisors, Inc., the Adviser to the Trust.

     7. Recordkeeping. The Trust will maintain the records of calculations of net asset value, dividends and distributions, expenses and allocation of income and expenses in connection with the classes of shares of each series for a period of not less than six years, the first two in an easily accessible place. These calculations will be available for inspection by the staff of the Securities and Exchange Commission.

Dated:  October ___, 1999

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